Exhibit 99.1

July 22, 2010

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Alan Greer	Cynthia Williams
Senior Vice President	Executive Vice President	Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-3021	(336) 733-1478

BB&T reports 2nd quarter EPS totaling $.30, up 50%; Earnings per share total $.33 excluding merger charges

BB&T disposes of $682 million in problem assets

     WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported earnings for the second quarter of 2010. Net income available to common shareholders totaled $210 million, or $.30 per diluted common share, compared with $121 million, or $.20 per diluted common share, earned during the second quarter of 2009. These results reflect increases of 73.6% and 50.0%, respectively. Results include $38 million, or $.03 per share, of merger-related charges.

     “BB&T’s core businesses continued to produce solid results in the second quarter,” said Chairman and Chief Executive Officer Kelly S. King. “In particular, we have seen a pick up in lending, with $17.5 billion in originations this quarter compared to $15.4 billion in the first quarter. This growth is led by prime auto, C&I and prime mortgage. We also grew net revenues 6.4% on an annualized basis compared to the first quarter excluding securities gains and FDIC loss share income.

     “In addition, we successfully implemented a strategy to accelerate our disposition of problem assets,” said King. “Our primary goals for the strategy are to reduce the company’s exposure to nonperforming assets and reduce or eliminate any delay exiting the credit cycle. Our long-term plan has always been to sell problem assets as pricing improved. Early in the second quarter, we reached an inflection point and have seen more bidders and more acceptable valuations for problem assets. As a result, we disposed of $682 million of problem assets, lowering our balance sheet risk and making significant progress in meeting the goals of the strategy.

     “Finally, this quarter we successfully completed the systems conversion of Colonial, the largest in our history. It was potentially the best execution of any acquisition in our history, as we have received an overwhelmingly positive response from clients and employees of Colonial.”

Quarterly Highlights Include:

Significant benefits from the NPA disposition strategy and stable credit outlook
o	Nonperforming assets decreased 3.1%, representing the first decrease since 1Q06
o	The ratio of allowance for loan and lease losses to nonperforming loans held for investment, excluding covered loans, improved to 98% at June 30 compared with 93% at March 31

o	Early stage credit indicators show continued signs of improvement
o

Net charge-offs, excluding covered loans, totaled 2.66% for the quarter including $148 million in charge-offs associated with the NPA disposition strategy. Excluding these losses and covered loans, net charge-offs were 2.06% for the quarter

o	The provision for credit losses decreased 7.3% for the second quarter compared to the same period in 2009
Net interest income for the second quarter increased 19.5% compared to the second quarter of
2009
o	The net interest margin increased to 4.12% for the second quarter, a 56 basis point increase compared to the second quarter of 2009 and a 24 basis point increase compared to last quarter
o	The current quarter margin is BB&T’s strongest since 2003
o	The margin increase was driven primarily by higher yields on acquired loans and lower deposit costs
o	2010 margin outlook improves following the second quarter assessment of cash flows from acquired loans
o	Approximately 80% of the margin increase from covered loans is offset as a reduction of other noninterest income
o	The better performance in acquired loans will be shared with the FDIC pursuant to the terms of the loss share agreements
Balance sheet deleverage produced gains and provided additional balance sheet flexibility
o	BB&T sold $8.0 billion of securities, net of purchases, and recorded net gains of $219 million in the quarter
o	Our stated target for securities is 15-20% of earning assets and the deleverage reduced securities to 18.1% of earning assets
o	Achieves a better mix of earnings assets
o	Significantly improves asset sensitivity
o	Improves BB&T’s capital position
Average client deposits were up 18.9% in the second quarter compared to the second quarter of
2009, including stronger account openings in Colonial branches
o	Net new client transaction accounts increased 68.1% on an annualized linked quarter basis, including the impact of Colonial
o	Deposit mix continued to improve with 25.3% growth in average noninterest-bearing deposit accounts and 46.3% growth in average interest checking accounts
o	Average client certificates of deposit increased 11.0% compared with last year
o	On a linked quarter basis, transaction accounts are up an annualized 18.8%
o	Deposit cost and mix continued to improve
Average total loans and leases increased 4.4% for the second quarter compared to the same period in 2009
o

Growth resulted from loans acquired through the Colonial acquisition, a 9.4% increase in average loans originated by BB&T’s specialized lending group, a 6.8% increase in average sales finance loans and an 11.1% increase in average revolving credit loans

o	Commercial loans decreased 2.5% reflecting a $2.1 billion decrease in residential acquisition, development and construction loans and slower overall commercial loan demand
o	On a linked quarter basis, average loans held for investment grew an annualized 2.6% excluding the runoff of the ADC portfolio and the loans acquired from Colonial

•	BB&T's capital levels improve at June 30 compared to March 31
	o	Tangible common equity improved to 7.0% from 6.4%
	o	Tier 1 common ratio improved to 8.9% from 8.6%
	o	Tier 1 risk-based capital ratio increased to 11.7% from 11.6%
Net revenue growth, excluding securities gains (losses) and FDIC loss share income, was 6.4% in the second quarter on an annualized basis compared to the first quarter of 2010
	o	Pre-tax pre-provision earnings available to common shareholders totaled $885 million for the quarter

BB&T responds to financial industry reform legislation

     This week the President signed sweeping legislation that will significantly affect America’s financial system. While BB&T supports many components of the legislation, we are also concerned about the uncertainty it creates and the potential for unintended consequences.

     “In terms of the legislation’s impact on BB&T, our business model is still that of a traditional commercial bank, so many of the provisions will have little or no impact on us,” said King. “While we will initially have moderately higher costs and reduced revenues in some areas, we will effectively implement the provisions of the law and we expect little effect on our long-term performance. We do expect some changes in the products and services that we offer, and will minimize any impact to our clients. We continue to make as many good loans as possible and are dedicated to financing economic growth in our markets.”

Acquired loan assessment indicates continued outperformance

     After completing its second quarter assessment of cash flows on acquired loans, BB&T determined that the loans continue to outperform prior estimates. The assessment, combined with the results of the first quarter assessment, resulted in additional interest income of $100 million recorded in the second quarter. The increase results primarily from improving expectations for cash flows. The assessment also revealed minimal additional impairment in certain loans, offset by recoveries in other loans resulting in a $2 million reversal of provision for loan and lease losses. Approximately 80% of both the additional accretion and provision reversal are offset through the FDIC receivable and noninterest income due to the provisions of the FDIC loss sharing agreements.

Noninterest revenues increased 4.6%

     Noninterest income increased $46 million, or 4.6%, in the second quarter of 2010 compared to the same period last year primarily due to a $200 million increase in securities gains, offset by a $74 million decrease in mortgage banking revenues and a $78 million reduction in noninterest income to reflect the 80% reduction in expected receivables from the FDIC due to better acquired loan performance.

     BB&T earned $110 million in mortgage-related revenue in the second quarter of 2010, an increase of 94.6%, on an annualized basis, compared with the first quarter of 2010, but a decrease of 40.2% compared to the second quarter last year. The increase in mortgage banking income from the first quarter is primarily due to increased refinance activity created by a favorable interest rate environment. BB&T originated $5.0 billion of mortgage loans during the second quarter of 2010 compared to $4.8 billion in originations in the first quarter and $8.5 billion in the second quarter last year.

     BB&T's insurance operations produced record quarterly revenues of $287 million in the second quarter of 2010, up 2.1% compared with the second quarter of 2009. Insurance income increased 53.9% on an annualized basis compared to the first quarter this year.

     Checkcard fees and other nondeposit fees and commissions increased 22.8% and 18.9%, respectively, compared to the second quarter of 2009. The increase in checkcard fees was primarily due to increased usage by new and existing clients. The growth in nondeposit fees and commissions was primarily the result of increased commercial lending related revenues. Service charges on deposit accounts totaled $164 million in the second quarter of 2010, a decrease of 2.4% compared to the same quarter of 2009. The decrease in service charges was primarily due to a change in BB&T’s overdraft policies. Trust and investment advisory revenue increased 18.2% for this same period due to improved market conditions and an increase in assets under management led by Sterling Capital Management.

     Other noninterest income totaled ($2 million) during the second quarter of 2010, compared with $42 million for the same period of 2009. Other income decreased $19 million as a result of market-related decreases in trading assets for post-employment benefits that are offset by a similar decrease in personnel expense and $20 million for client derivative losses and lower trading gains at Scott & Stringfellow.

Noninterest expenses increase primarily due to the Colonial acquisition and higher credit costs

     BB&T’s noninterest expenses increased $319 million, or 27.0%, in the second quarter of 2010 compared with the same period in 2009. The increase included $180 million of additional maintenance costs, net losses from sales and write-downs in the value of foreclosed properties; $39 million in merger-related charges; and $36 million as a result of a gain on extinguishment of debt recorded in the second quarter of 2009. These increases were partially offset by declines of $19 million for post-employment benefits expense that are offset by a reduction in noninterest income; $15 million for pension plan expense and a $71 million charge related to the FDIC special assessment that was incurred in the second quarter last year. Excluding these items and expenses related to the Colonial acquisition of approximately $125 million, noninterest expenses were up approximately 4% compared to the second quarter of last year.

Earnings webcast, presentation and Quarterly Performance Summary

     To hear a live webcast of BB&T’s second quarter 2010 earnings conference call at 8 a.m. (ET) today, please visit our Web site at www.BBT.com. A presentation will be used during the earnings conference call and will be available on our Web site. Replays of the conference call will be available on the BB&T Web site until Thursday, August 5, or by dialing 1-888-203-1112 (access code 4313363) until Tuesday, July 27.

     To access the webcast and presentation, including an appendix reconciling non-GAAP disclosures, go to www.BBT.com and click on “About BB&T” and proceed to “Investor Relations.” The webcast link can be found under “Webcasts” and the presentation can be found under “View Recent Presentations.”

     BB&T’s Second Quarter 2010 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s Web site at www.BBT.com/financials.html.

About BB&T

     As of June 30, BB&T is one of the 10 largest financial services holding companies in the U.S. with $155.1 billion in assets and market capitalization of $18.2 billion. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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       Regulatory capital ratios are preliminary.

     This news release contains performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the corporation’s performance. BB&T’s management uses these measures to evaluate the underlying performance and efficiency of its operations. It believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies. Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by the FDIC loss sharing agreements as management believes their inclusion results in distortion of those ratios and may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

     This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.